                                                                   EXHIBIT 10.30

                             MEMORANDUM OF AGREEMENT


        This Memorandum of Agreement confirms that Cerus has agreed to buy and Baxter has agreed to sell a 5.3% share in Revenue Sharing Payment participation of the platelet project. The points of agreement are set forth below as an Amendment to the Development, Manufacturing and Marketing Agreement dated December 10, 1993 (the "Platelet Agreement"). Capitalized terms not otherwise defined in this Memorandum of Agreement have the meaning ascribed to them in the Platelet Agreement.

        1. Under this agreement, Section 7.1 of the Platelet Agreement regarding the Revenue Sharing Payments is amended to provide that the quarterly payments by Baxter to Cerus will be 33.5% of the Premium during the relevant calendar quarter, rather than 26% of the Premium as originally agreed and amended to 28.2% in a Memorandum of Agreement dated January 3, 1997 (the "First Platelet Amendment").

        Section 7.2 of the Platelet Agreement regarding "Exception to Revenue Sharing Payments of 7.1" is amended to provide that Cerus will receive additional Revenue Sharing Payments beyond those set forth in Section 7.2 equal to 7.5% of the Premium, consisting of the 5.3% described above and the 2.2% described in the First Platelet Amendment, and the $8.50 and $20.00 limitations set forth in Section 7.2 shall not limit such additional amounts of Revenue Sharing Payment.

        2. In consideration for Cerus' increase of 5.3% in Revenue Sharing Payment participation, as described in paragraph 1 above, Cerus will pay to Baxter Eight Million Three Hundred Thousand Dollars ($8,300,000) on June 30, 1999; provided, however that such payment date may be extended for an additional period, not exceeding twelve months, if such extension is necessary or advisable in respect of Cerus' then cash reserves and cash flow requirements. This agreement does not change the other aspects of the Platelet Agreement and the parties reaffirm their intention of each firm to continue funding 50% of the research and development expense, subject to the provisions of the Second Amendment to that Agreement, being entered into concurrently herewith.

        Please indicate your concurrence that this memorandum accurately summarizes our agreement by signing and returning a copy to me. This agreement will be effective June 30,1998.

CERUS CORPORATION                           BAXTER HEALTHCARE CORPORATION



By /s/ Stephen T. Isaacs                    By /s/ Roberto Perez
   -------------------------------             -------------------------------
Stephen T. Isaacs                           Roberto Perez, President
Chief Executive Officer                     Fenwal Division